EXHIBIT 99.1

MEDI-HUT CO., INC. ANNOUNCES THE ACQUISITION OF THE EXCLUSIVE RIGHTS TO DEVELOP, MAKE AND SELL THE
HICKEY CARDIAC MONITORING SYSTEM

Spring Lake, New Jersey (November 14, 2006): Medi-Hut Co., Inc. (the “Company”) announced today it acquired the exclusive world-wide rights to develop, make and sell certain proprietary technologies known as the Hickey Cardiac Monitoring System (the “HCMS”), a minimally invasive two-balloon esophageal catheter system used to monitor cardiac performance. The Company acquired these rights by entering into a technology license agreement (the “License Agreement”) with The Research Foundation of State University of New York, for and on behalf of the University at Buffalo (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren (“Lundgren”). The Foundation, Hickey and Lundgren shall be collectively referred to herein as the “Licensor”.

The HCMS will provide the primary measures of cardiac performance and left atrial pressure which are crucial measurements in treating critically ill patients. The HCMS two balloon catheter is inserted into the esophagus and capitalizes on the anatomic relationship of the left atrium and aortic arch proximate to the esophagus. Once positioned, the catheter’s balloons are inflated. The wall motion in the left atrium and the aorta generates pressure changes in the respective balloons. These signals, along with signals from an electrocardiogram, phonocardiogram and automated blood pressure cuff, are transmitted to the monitoring system, which converts the data into important, real-time, clinical measurements utilizing a proprietary software algorithm.

The current standard of care for monitoring critically ill patients suffering from various cardiovascular conditions is an invasive procedure known as pulmonary artery catheterization. That procedure requires an incision into a patient’s neck or groin and the insertion of a Swanz-Ganz Catheter into the right atrium and ventricle of the heart, and then into a pulmonary artery. That procedure must be performed in an intensive care unit.

Unlike the Swan-Ganz Catheter, the HCMS will provide these measurements in a minimally invasive and more cost effective manner and is designed to be used outside of an intensive care setting. The HCMS is currently in the development stage and the Company anticipates that it will take approximately 18 months to complete development and related clinical trials. In addition, the Company must also receive the appropriate regulatory approvals before the HCMS can be marketed in the United States or abroad.

The term of the License Agreement is for a period commencing on the date of the License Agreement and ending on the later of (i) the expiration date of the last to expire patent right related to the HCMS or (ii) ten years from the sale of the first HCMS product. Under the License Agreement, the Company is required to pay the Licensor a royalty on annual net sales as well as a portion of any sub-licensing revenue received by the Company in connection with the HCMS. In addition, the Company must make certain milestone payments linked to the development of the HCMS and the Company will reimburse the Licensor, pursuant to a payment schedule, $264,300 for patent costs which were incurred prior to the execution of the License Agreement.

David R. LaVance, President and Chief Executive Officer of the Company, commented that “For the past several years, we have spent significant time in reviewing the Company’s operations and products, managing litigations, preparing financial statements that accurately reflect the results of operations for the periods covered, preparing and filing delinquent periodic reports with the Securities and Exchange Commission and looking into new business opportunities. We are now pleased to announce that we have acquired exclusive world-wide rights to develop, make and sell the HCMS. We believe that this technology presents a good business opportunity and will be the foundation for the Company’s future business. As we develop the HCMS, we will continue to review for acquisition other products and technologies that are sold or capable of being sold in a specialty or niche market. Of course, the success of our development of the HCMS, and whether we acquire any additional products or technologies, will depend on a number of factors, including the Company’s financial condition and access to additional capital.”

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Contact:	Tom Gifford
Chief Financial Officer
Tel: (732) 919-2799, Ext. 5550; Fax: (732) 919-2798